Exhibit 107

Calculation of Filing Fee Tables

Form S-1/A

(Form Type)

Kensington Capital Acquisition Corp. IV

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees Previously Paid	Equity	Units, with each Unit consisting of (1)	457(a)	23,000,000	$10.00	(2)	$230,000,000	(2)	$92.70 per million	$21,321.00
Fees Previously Paid	Equity	One Class A ordinary share, $0.0001 par value per share (3)	457(g)	23,000,000	—		—		—	—
Fees Previously Paid	Equity	One Class 1 redeemable warrant (3)	457(g)	23,000,000	—		—		—	—
Fees Previously Paid	Equity	One Class 2 redeemable warrant (3)	457(g)	23,000,000	—		—		—	—
Fees Previously Paid	Equity	Class A ordinary shares issuable upon exercise of Class 1 redeemable warrants and Class 2 redeemable warrants included as part of the units	457(g)	46,000,000	$11.50		$529,000,000		$92.70 per million	$49,038.30
Fees Previously Paid	Equity	New units, each consisting of one Class A ordinary share and one Class 2 redeemable warrant	457(g)	23,000,000	—		—		—	—

Carry Forward Securities
Carry Forward Securities	—	—	—	—	—		—		—	—
—	Total Offering Amounts		—	—			—		$759,000,000

—	Total Fees Previously Paid		—	—			—		$70,359
—	Total Fee Offsets		—	—			—		$0
—	Net Fee Due		—	—	—		—		$0

(1)

Includes 3,000,000 units, consisting of 3,000,000 Class A ordinary shares, 3,000,000 Class 1 redeemable warrants and 3,000,000 Class 2 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)

Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share capitalizations or similar transactions.